EXHIBIT 10.1

AGREEMENT BY AND BETWEEN
First National Bank in Howell
Howell, MI
and
The Comptroller of the Currency

     First National Bank in Howell, Howell, MI (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
     The Comptroller has found unsafe and unsound banking practices relating to asset quality and credit risk management at the Bank.
     In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1)     This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2)     This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3)     This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii). See 12 U.S.C. § 1831i.

(4)     This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5)     All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to:

Carolyn G. DuChene

Assistant Deputy Comptroller
Cleveland/Detroit Field Office
3 Summit Park Drive Suite 530
Independence, OH 44131-6900

Exhibit 10.1 - Page 1

ARTICLE II

CRITICIZED ASSETS

(1)     The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the March 31, 2008 Report of Examination (“ROE”), in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.

(2)     Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as "doubtful," "substandard," or "special mention." This program shall include, at a minimum:

(a)     an identification of the expected sources of repayment;

(b)     the value of supporting collateral and the position of the Bank's lien on such collateral where applicable;

(c)     an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and

(d)     the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.

(3)     Upon adoption, a copy of the program for all criticized assets equal to or exceeding $500,000 shall be forwarded to the Assistant Deputy Comptroller.

(4)     The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(5)     The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:

(a)     the status of each criticized asset or criticized portion thereof that equals or exceeds $500,000;

(b)     management's adherence to the program adopted pursuant to this Article;

(c)     the status and effectiveness of the written program; and

(d)     the need to revise the program or take alternative action.

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(6)     A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis.

(7)     The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed $500,000 only if each of the following conditions is met:

(a)     the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(b)     a comparison to the written program adopted pursuant to this Article shows that the Board's formal plan to collect or strengthen the criticized asset will not be compromised.

(8)     A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.

ARTICLE III

NEW CHIEF CREDIT OFFICER

(1)     Within ninety (90) days, the Board shall notify the Assistant Deputy Comptroller of the Bank's intended appointment of a capable Chief Credit Officer who shall be vested with sufficient executive authority to fulfill the duties and responsibilities of the position and ensure the safe and sound operation of the Bank.

(2)     If the Chief Credit Officer position mentioned in Paragraph (1) of this Article becomes vacant in the future, the Board shall within ninety (90) days of such vacancy notify the Assistant Deputy Comptroller of the Bank's intended appointment of a capable person to the vacant position who shall be vested with the authority and responsibilities outlined in Paragraph (1) of this Article.

Exhibit 10.1 - Page 3

ARTICLE IV

REAL ESTATE VALUATIONS

(1)     Within sixty (60) days, the Board shall obtain a current appraisal or evaluation, as appropriate, of the real estate securing each of the loans on the list provided to management and included in the appendix section of the ROE.

(2)     Within ninety (90) days of receipt of each of the appraisals or evaluations obtained pursuant to paragraph (1) above, the Board shall review and evaluate management's reassessment of the risk rating and accrual status of such loan, as well as the amount of impairment, if any, in accordance with FASB Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan.

(3)     Within sixty (60) days, the Board shall develop, implement and ensure adherence to a process to ensure that real estate collateral is reappraised in a timely manner to support problem loan identification, work-out strategies, identification of impairment, and impact to ALLL. The process should include criteria for when appraisals should be updated, such as when a credit deteriorates, when there are materially negative market trends, or when stress testing indicates concentrations are increasingly susceptible to market variances.

(4)     Within sixty (60) days, the Board shall develop, implement and ensure adherence to criteria for obtaining appraisals or evaluations for transactions that are not otherwise covered by regulatory requirements.

ARTICLE V

LENDING POLICY

(1)     The parties acknowledge that the Bank has forwarded its revised and updated loan policy to the Assistant Deputy Comptroller for review and determination of no supervisory objection.

(2)     Upon receipt of no supervisory objection from the Assistant Deputy Comptroller the Board shall oversee the implementation of the Bank's revised and updated loan policy and ensure Bank adherence to the policy.

(3)     The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the loan policy.

Exhibit 10.1 - Page 4

ARTICLE VI

LOAN RISK RATING SYSTEM

(1)     Within ninety (90) days, and on an ongoing basis thereafter, the Board must ensure that the Bank’s internal risk ratings of commercial real estate credit relationships in the principal amount of $250,000 or greater (covered relationship) are timely, accurate, and consistent with the regulatory credit classification criteria set forth in Rating Credit Risk, A-RCR, of the Comptroller’s Handbook. At a minimum, the Board must ensure, on an ongoing basis, that with respect to the Bank’s assessment of credit risk of any covered relationship:

(a)     the primary consideration is the strength of the borrower’s primary source of repayment (i.e., the probability of default rather than the risk of loss);

(b)     the strength of the borrower’s primary source of repayment is determined through analysis of the borrower’s historical and projected financial statements, past performance, and future prospects in light of conditions that have occurred or may occur during the term of the loan;

(c)     collateral, non-government guarantees, and other similar credit risk mitigants that affect potential loss in the event of default (rather than the probability of default) are taken into consideration only if the primary source of repayment has weakened and the probability of default has increased;

(d)     collateral values should reflect a current assessment of value based on actual market conditions and project status;

(e)     credit risk ratings are reviewed and updated whenever relevant new information is received; and

(f)     the credit risk rating analysis is documented and available for review by the Board and the OCC upon request.

(2)     Within ninety (90) days, and on an ongoing basis thereafter, the Board must ensure that any covered relationship with a high probability of payment default or other well-defined weaknesses is rated no better than Substandard, regardless of the existence of illiquid collateral, non-government guarantees, and other similar credit risk of loss mitigants. A well-defined weakness in a covered relationship may include, but is not limited to, slow leasing or sales activity resulting in protracted repayment or default on the loan, changes in concept or plan due to unfavorable market conditions, materially deteriorated market conditions, delinquent taxes, or the inability to obtain necessary zoning or permits.

Exhibit 10.1 - Page 5

(3)     Within ninety (90) days, the Board must establish a credit risk rating management information system that provides, at a minimum, the following information to the Board on a monthly basis:

(a)     individual detail regarding the identification, type, amount, and assigned rating of all loans rated Special Mention or worse in excess of $500,000;

(b)     individual, or summary, detail regarding this same information for all problem loans in excess of $250,000;

(c)     ratings equivalent to, or readily convertible to, the common regulatory risk rating definitions of pass, special mention, substandard, doubtful and loss set forth in Rating Credit Risk, A-RCR, of the Comptroller’s Handbook; and

(d)     summary loan portfolio data highlighting trends in, and condition of, the quality of loans rated pass.

(4)     Upon adoption, a copy of the program shall be forwarded to the Assistant Deputy Comptroller for review and determination of no supervisory objection.

(5)     The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE VII

INDEPENDENT LOAN REVIEW

(1)     The Board shall, within ninety (90) days, submit the resume and qualifications of the person(s) or firm selected by the Board to conduct an independent review and identification of the Bank's problem loans and leases (the "Independent Reviewer"), including the proposed scope of their loan review engagement to the Assistant Deputy Comptroller for review and determination of no supervisory objection. The engagement shall provide for the periodic (and not less than annual) review of the Bank's loan and lease portfolios to assure the timely identification and categorization of problem credits. The engagement shall provide for a written report to be filed with the Board after each review, and the Independent Reviewer shall use a loan and lease grading system consistent with the guidelines set forth in “Rating Credit Risk” and “Allowance for Loan and Lease Losses” booklets of the Comptroller’s Handbook. Such reports shall include, at a minimum, conclusions regarding:

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(a)     the identification, type, rating, and amount of problem loans and leases;

(b)     the identification and amount of delinquent loans and leases;

(c)     credit and collateral documentation exceptions;

(d)     the identification and status of credit related violations of law, rule or regulation;

(e)     the identity of the loan officer who originated each loan reported in accordance with subparagraphs (b) through (e) of the Article;

(f)     concentrations of credit;

(g)     loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Bank;

(h)     loans and leases not in conformance with the Bank's lending and leasing policies, and

(i)     exceptions to the Bank’s lending and leasing policies.

(2)     The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(3)     The Board shall evaluate the independent loan and lease review report(s) and shall ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the report(s).

(4)     A copy of the reports submitted to the Board, as well as documentation of the action taken by the Bank to collect or strengthen assets identified as problem credits, shall be preserved in the Bank.

ARTICLE VIII

CLOSING

(1)     Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

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(2)     It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3)     Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement and supersede any corrective action time limitations set forth in the ROE. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4)     The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5)     In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)     authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b)     require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c)     follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)     require corrective action be taken in a timely manner of any non-compliance with such actions.

(6)     This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

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IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

Carolyn G. Duchene Assistant Deputy Comptroller Cleveland/Detroit Field Office	Date

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IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

NAMES:	SIGNATURES:	DATES:
Athena Bacalis	/s/ Athena Bacalis	10/16/08
Gary R. Boss	/s/ Gary R. Boss	10/16/08
Barbara Draper	/s/ Barbara Draper	10/16/08
Richard F. Hopper	/s/ Richard F. Hopper	10/16/08
Dona Scott Laskey	____________________________	__________
Ronald L. Long	/s/ Ronald L. Long	10/16/08
James R. McAuliffe	/s/ James R. McAuliffe	10/16/08
John M. Pfeffer	/s/ John M. Pfeffer	10/16/08
Randolph E. Rudisill	/s/ Randolph E. Rudisill	10/16/08
W. Rickard Scofield	/s/ W. Rickard Scofield	10/16/08
R. Michael Yost	/s/ R. Michael Yost	10/16/08

Exhibit 10.1 - Page 10